UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2025

Firefly Aerospace Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42789	81-5194980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1320 Arrow Point Drive, #109
Cedar Park, Texas	78613
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (512) 893-5570

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FLY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2025, Firefly Aerospace Inc. (the “Company”) announced the appointment of Ramon Sanchez as its Chief Operating Officer, effective as of December 22, 2025.

Mr. Sanchez will succeed Dan Fermon, who stepped down as Chief Operating Officer, effective December 6, 2025. Mr. Fermon will be entitled to receive the payments and benefits specified under the heading “Compensation—Severance” in the Executive Letter Agreement, dated as of March 13, 2025, between Mr. Fermon and the Company, subject to Mr. Fermon’s timely execution and non-revocation of a customary separation agreement including release of claims.

Mr. Sanchez, age 56, joins the Company after a 25-year tenure at The Boeing Company, a global aerospace company, most recently as Senior Director of Operations for Space, Intelligence & Weapons Systems, since April 2022, and prior to that, as Senior Director of Operations for Missile & Weapon Systems and Site Leader in Huntsville, AL, from January 2021 to April 2022, and as Senior Operations Leader, Commercial Crew Transportation, at the Kennedy Space Center, from October 2017 to July 2021. Mr. Sanchez is also a U.S. Army veteran.

There are no arrangements or understandings between Mr. Sanchez and any other person pursuant to which Mr. Sanchez was appointed as Chief Operating Officer of the Company. There is no family relationship between Mr. Sanchez and any of the Company’s other executive officers or directors or other person nominated or chosen by the Company to become a director or executive officer of the Company. In addition, the Company is not aware of any transaction in which Mr. Sanchez has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with his appointment as its Chief Operating Officer, the Company entered into a letter agreement with Mr. Sanchez, dated December 9, 2025. Pursuant to its terms, Mr. Sanchez will receive an annual base salary of $425,000 and an annual cash bonus with a target amount equal to 50% of his annual base salary. Additionally, Mr. Sanchez will receive a $42,000 cash sign-on bonus, payable by the Company within 30 days of Mr. Sanchez’s start date, and a relocation allowance of $50,000, which sign-on bonus and relocation allowance are subject to repayment by Mr. Sanchez in the event of the termination of his employment for any reason prior to December 22, 2026.

The letter agreement further provides that, subject in each case to the terms of the Company’s 2025 Omnibus Incentive Plan and the associated award agreement, Mr. Sanchez will be granted: (a) restricted stock units (“RSUs”) vesting over a three-year period, with one-third of the award vesting on the first anniversary of the grant date and thereafter in equal quarterly installments, and (b) performance stock units (“PSUs”) vesting, if and to the extent certain operational goals are met during three separate one-year performance periods, in each case generally subject to Mr. Sanchez’s continued employment through the applicable vesting date, except as otherwise set forth in the applicable award agreement.

The forgoing description of the terms of Mr. Sanchez’s employment with the Company and the terms of the RSU and PSU awards to be granted to Mr. Sanchez does not purport to be complete and is qualified in its entirety by the full text of the Executive Letter Agreement included as Exhibit 10.1 hereto, the form of Restricted Stock Unit Award Agreement included as Exhibit 10.14 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 4, 2025 and the form of Performance Stock Unit Award Agreement included as Exhibit 10.2 hereto, respectively, and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On December 11, 2025, the Company issued a press release announcing the appointment of Mr. Sanchez as its Chief Operating Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Letter Agreement, dated December 9, 2025, by and between Firefly Aerospace Inc. and Ramon Sanchez.

10.2	Form of Performance Stock Unit Award Agreement under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan.

99.1	Press Release of Firefly Aerospace Inc., dated December 11, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREFLY AEROSPACE INC.

Date: December 11, 2025	By:	/s/ Jason Kim
Jason Kim
Chief Executive Officer